Exhibit 99.5

Michael I. Sacks

March 1, 2017

Centric Capital Ventures LLC

590 Madison Avenue, 21st Floor

New York, New York 10022

Re: Termination of Put and Call Agreement

Dear Sirs:

Reference is made to the Put and Call Agreement, dated as of July 29, 2015, by and between Michael Sacks (“Sacks”) and Centric Capital Ventures LLC (the “Put and Call Agreement”).

In accordance with Section 4(g) of the Put and Call Agreement, the Put and Call Agreement is hereby terminated, effective as of the date hereof, without the payment of consideration by either party.

Please sign below to acknowledge your agreement with the foregoing.

Sincerely,

/s/ Michael I. Sacks

Michael I. Sacks

Acknowledged and Agreed

Centric Capital Ventures LLC

By:	/s/ Bradley J. Sacks
Bradley J. Sacks
Managing Member